Exhibit 5.1

Proskauer Rose LLP 1585 Broadway New York, NY 10036-8299
March 23, 2010
Suburban Propane Partners, L.P.
240 Route 10 West
Whippany, NJ 07981
Ladies and Gentlemen:
     We have acted as special counsel for Suburban Propane Partners, L.P., a Delaware limited partnership (the “Partnership”) and Suburban Energy Finance Corp. (the “Corporation”), with respect to certain legal matters in connection with the registration by the Partnership and the Corporation under the Securities Act of 1933, as amended (the “Securities Act”), of $250,000,000 aggregate principal amount of 7 3/8% Senior Notes due 2020 (the “Notes”) issued by the Partnership and Corporation, pursuant to that certain Underwriting Agreement, dated March 10, 2010 (the “Underwriting Agreement”), by and among the Partnership, the Corporation, Suburban Propane Partners, L.P. and the several underwriters named therein (the “Underwriters”).
     In rendering the opinions set forth below, we have examined: (i) the Registration Statement on Form S-3 (File No. 333-165368) with respect to the Notes being sold by the Partnership and the Corporation (the “Registration Statement”); (ii) the Prospectus, dated March 9, 2010 (the “Prospectus”) included in the Registration Statement; (iii) the preliminary prospectus supplement, dated March 9, 2010 (the “Preliminary Prospectus Supplement”); (iv) the prospectus supplement, dated March 10, 2010 (the “Prospectus Supplement”); (vi) the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 19, 2006, as amended; (vii) the Underwriting Agreement; (viii) the Indenture (the “Base Indenture”), dated March 23, 2010, among the Partnership, the Corporation and The Bank of New York Mellon, as trustee (the “Trustee”), as amended by the Supplemental Indenture, dated March 23, 2010, among the Partnership, the Corporation and the Trustee (the “Supplemental Indenture,” together with the Base Indenture, the “Indenture”); (ix) resolutions of the Board of Supervisors of the Partnership, dated February 2, 2010 and March 5, 2010; (x) the resolutions of the Board of Directors of the Corporation, dated February 2, 2010 and March 5, 2010; and (xi) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.
     In connection with this opinion, we have assumed that the Notes will be issued and sold in compliance in the manner stated in the Registration Statement, the Prospectus, the Preliminary Prospectus Supplement and the Prospectus Supplement.
     Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when (a) the Base Indenture and the Supplemental Indenture have been duly executed and delivered by the parties thereto and (b) the Notes have been duly executed and issued by the Partnership and the Corporation and duly
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March 23, 2010

authenticated by the Trustee and paid for by the Underwriters as contemplated by the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Partnership and the Corporation, enforceable against the Partnership and the Corporation in accordance with their terms except as such enforcement may be subject to any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other law relating to or affecting creditors’ rights generally and general principles of equity.
The opinions expressed herein are qualified in the following respects:
A. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.
B. This opinion is limited in all respects to federal laws, the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act.
     We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act with the Commission as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the use of our name in the above-referenced Prospectus, the Preliminary Prospectus Supplement and the Prospectus Supplement under the caption “Legal Matters”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Proskauer Rose LLP
CED/JPG/RAC